Exhibit 99.1

LINCOLN ELECTRIC GENERAL COUNSEL FREDERICK G. STUEBER TO RETIRE IN 2017,

JENNIFER I. ANSBERRY NAMED SUCCESSOR

CLEVELAND, Wednesday, December 14, 2016—Lincoln Electric Holdings, Inc. (Nasdaq: LECO) (the “Company”) announced today that Frederick G. Stueber will retire from the Company as Executive Vice President, General Counsel and Secretary in April 2017.

Stueber’s retirement marks a distinguished 36-year career in law and 22 years as Lincoln Electric’s General Counsel and Secretary. While at Lincoln Electric, Stueber has led global litigation, corporate governance matters, mergers and acquisitions, corporate compliance, intellectual property, labor law and environmental, health and safety initiatives. He also served as a member of the senior Management Committee. During his tenure, he successfully led an industry defense group and collective plan against fume litigation which resulted in the dismissal of numerous cases against the Company and industry. Prior to joining Lincoln Electric in 1995, Stueber served at Jones Day for 13 years, the last six years as a corporate partner. He started his career as a law clerk for Federal Chief Judge Andrew A. Caffrey following his graduation from Harvard Law School.

Christopher L. Mapes, Lincoln Electric’s Chairman, President and Chief Executive Officer stated, “Fred has made innumerable contributions to the Company and has been a trusted strategic advisor and counselor to management and the Board. His acumen, passion for law and his willingness to face tough challenges has led to the successful defense of the organization and a transformative approach to litigation in our industry. We thank Fred for his leadership in the organization, his community engagement on behalf of the Lincoln Electric Foundation, and wish him and his family our very best.”

Upon Stueber’s retirement, Jennifer I. Ansberry will be promoted to Executive Vice President, General Counsel and Secretary and she will serve as an officer of the Company. Ansberry joined Lincoln Electric in 2004 and serves as Vice President, Deputy General Counsel and oversees the Company’s legal function in global mergers and acquisitions, securities law compliance, corporate governance and other general corporate legal matters. She also leads the Company’s environmental, health and safety organization. Prior to joining Lincoln Electric, she served as an associate at Thompson Hine LLP and Keating, Muething & Klekamp LLP. She received her J.D. from the University of Cincinnati—College of Law and received a B.B.A. in accounting from the University of Cincinnati.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 48 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at http://www.lincolnelectric.com.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com